Filed pursuant to Rule 424(b)(5)

Registration No. 333-155374

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)(2)
7.250 % Notes due 2019	$400,000,000	99.614%	$398,456,000	$15,720.00

(1)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, (the “Securities Act”) the filing fee of $100,000 related to $400,000,000 principal amount of debt securities that were registered under registration statement no. 333-72162 filed on October 24, 2001 (the “Previously Registered Securities”) and have not been issued and sold will be applied to the filing fee for this registration statement.

(2)	This completely exhausts the filing fee paid for the Previously Registered Securities. Going forward, the Registrant will be issuing securities on a pay-as-you-go basis pursuant to Rule 456(b) under the Securities Act.

Prospectus Supplement

To Prospectus dated November 14, 2008

The Washington Post Company

$400,000,000

7.250% Notes due 2019

Issue price: 99.614%

Interest payable February 1 and August 1.

The 7.250% Notes due 2019 (the “Notes”) are an issue of the debt securities described in the accompanying prospectus. Interest on the Notes will be payable semi-annually on February 1 and August 1 of each year commencing August 1, 2009. The Notes will mature on February 1, 2019.

We may redeem the Notes in whole or in part at any time and from time to time prior to their maturity at the redemption price described in this prospectus supplement under the heading “Description of Notes—Optional Redemption.” Upon the occurrence of a Change of Control Repurchase Event, we will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount to the date of repurchase plus any accrued and unpaid interest.

Investing in these securities involves certain risks. See the information included and incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Company

Per note	99.614%	0.650%	98.964%
Total	$398,456,000	$2,600,000	$395,856,000

Interest on the Notes will accrue from January 30, 2009 to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers in book-entry form on or about January 30, 2009 through the facilities of the Depository Trust Company and its direct and indirect participants.

Joint Book-Running Managers

Citi	J.P. Morgan

Senior Co-Managers

SunTrust Robinson Humphrey	Wachovia Securities

Co-Managers

BNY Mellon Capital Markets, LLC

PNC Capital Markets LLC

Wells Fargo Securities

The date of this Prospectus Supplement is January 27, 2009

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “Commission”), including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, or the accompanying prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

Prospectus Supplement

Prospectus

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About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to The Washington Post Company (together with its subsidiaries, the “Company”). The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the Notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the Notes in the prospectus supplement differs from the description in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

Offers and sales of the Notes are subject to restrictions which are discussed in “Underwriting” below. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain other jurisdictions may also be restricted by law. In this prospectus supplement and the accompanying prospectus, unless otherwise specified or the context otherwise requires, references to “dollars” and “$” are to U.S. dollars. Unless otherwise specified or the context otherwise requires, the terms “the Company,” “we,” “us,” and “our” refer to The Washington Post Company and its subsidiaries.

Special note regarding forward-looking statements

All public statements made by us that are not statements of historical fact, including certain statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements including comments about our business strategies and objectives, the prospects for growth in our various business operations, and our future financial performance are subject to various risks and uncertainties that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any such forward-looking statement. We assume no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.

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Where you can find more information

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) that registers the distribution of the Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following locations of the SEC.

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements and other information about issuers. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

S-iv

Incorporation of certain documents by reference

The Commission allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about us and our predecessors.

Company SEC Filings	Period

Annual Report on Form 10-K	Year ended December 30, 2007

Quarterly Reports on Form 10-Q	Quarters ended March 30, 2008, June 29, 2008 and September 28, 2008

Current Reports on Form 8-K	As filed on January 17, 2008, February 7, 2008, May 16, 2008, June 10, 2008, June 12, 2008, July 2, 2008, November 19, 2008 and January 23, 2009.

We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus supplement and the termination or completion of the offering of the Notes. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any report, document, or portion thereof that is furnished to, but not filed with, the Commission is not incorporated by reference. The information contained on our website (www.washpostco.com) is not incorporated into this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission through the Commission’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus supplement and accompanying prospectus by requesting them in writing or by telephone from us at the following address:

General Counsel’s Office

The Washington Post Company

1150 15th Street, N.W.

Washington, D.C. 20071

(202) 334-6000

If you request any incorporated documents from us, we will mail them to you by first class mail, or other means, promptly after we receive your request.

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Prospectus supplement summary

This summary highlights information contained or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding to invest in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference.

The Washington Post Company

The Washington Post Company is a diversified education and media company. Our Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States. Our media operations consist of newspaper publishing (principally The Washington Post), television broadcasting (through the ownership and operation of six television broadcast stations), magazine publishing (principally Newsweek) and the ownership and operation of cable television systems.

We were incorporated in 1947 under the laws of the State of Delaware. Our executive offices are located at 1150 15th Street, N.W., Washington, D.C. 20071, and our telephone number is (202) 334-6000. We maintain a website that contains information about us at www.washpostco.com. The information included on our website is not, and should not be considered as, a part of this prospectus supplement or the accompanying prospectus. For purposes of this section of the prospectus supplement, references to “the Company” are to “The Washington Post Company.”

Education

Kaplan, Inc., a subsidiary of the Company, provides an extensive range of educational services for children, students and professionals. Kaplan’s historical focus on test preparation has been expanded as new educational businesses have been acquired or initiated. We divide Kaplan’s various businesses into three categories: Higher Education, Test Prep and Admissions, and Professional. Kaplan accounted for 49% and 52%, respectively, of the Company’s operating revenue in 2007 and the first nine months of 2008.

Higher education.    Kaplan’s U.S.-based Higher Education business currently consists of 71 schools in 20 states that provide classroom-based instruction and two institutions that specialize in distance education. The schools providing classroom-based instruction offer a variety of diploma, associate degree and bachelor degree programs, primarily in the fields of healthcare, business, paralegal studies, information technology, criminal justice and fashion and design. Each of these schools has its own accreditation from one of several regional or national accrediting agencies recognized by the U.S. Department of Education. The institutions of higher education that specialize in distance education are Kaplan University and Concord Law School (“Concord”). Kaplan University offers various master degree, bachelor degree, associate degree and certificate programs, principally in the fields of management, criminal justice, paralegal studies, information technology, financial planning, nursing and education. Concord is the nation’s first online law school and offers Juris Doctor and Executive Juris Doctor degrees wholly online.

The Higher Education business also includes Kaplan Virtual Education, which offers online high school instruction and online content and curriculum development. Kaplan also operates international degree programs consisting of: Dublin Business School, an undergraduate and graduate institution located in Dublin, Ireland; Holborn College, located in London, which offers various pre-university, undergraduate, post-graduate and professional programs, primarily in law and business, with its students receiving degrees from affiliated universities in the United Kingdom; and Kaplan Law School in London in collaboration with Nottingham Trent University’s Nottingham Law School. Kaplan Law School provides graduate diploma, legal practice and bar vocational training for U.K. university graduates wishing to progress into the U.K. legal profession.

Higher Education accounted for 50% and 53%, respectively, of Kaplan’s operating revenue in 2007 and the first nine months of 2008.

Test prep and admissions.    Test Prep and Admissions divides its businesses into the following categories.

•

Test Prep prepares students for a broad range of admissions examinations, including the SAT, ACT, LSAT, GMAT, MCAT and GRE, that are required for admission to college and graduate schools, including medical, business and law schools.

•

The Professional Licensing Exam Prep business prepares medical, nursing and law students for licensing examinations, including the USMLE, NCLEX and, under the Kaplan PMBR name, the multistate portion of the bar exam and the state specific portion of the bar exam in select states.

•

The English-language business, which now operates under the name Kaplan Aspect, provides English language training, academic preparation programs and test preparation for English proficiency exams, such as the TOEFL, principally for students wishing to study and travel in English-speaking countries in North America, Europe or Australia/New Zealand.

•

Kaplan K12 Learning Services develops and provides a range of programs and services to schools and school districts, including offering reading and math programs to help students who are performing below grade level improve fundamental skills; preparing students for state assessment tests and the SAT and ACT; and providing curriculum consulting, professional development and assessment services to support teaching and learning.

•

Kaplan Publishing publishes a variety of general trade and educational books in subject areas such as test preparation, business, real estate, law, medicine and nursing with more than 470 books in print at the end of 2007.

•	Score! Educational Centers offer computer-based learning and individualized tutoring for children from pre-K through 10th grade.

Test Prep and Admissions accounted for 28% and 27%, respectively, of Kaplan’s operating revenue in 2007 and the first nine months of 2008.

Professional.    In the United States, Kaplan Professional offers continuing education, certification, licensing, exam preparation and professional development to corporations and to individuals seeking to advance their careers in a variety of disciplines. This division includes Kaplan Financial Education, a provider of continuing education and test preparation courses for financial services and insurance industry professionals; Kaplan Schweser, a provider of test preparation courses for the Chartered Financial Analyst, Financial Risk Manager, and Certified Public Accounting examinations; Kaplan Professional Schools, a provider of courses for real estate, financial services and home inspection licensing examinations, as well as continuing education in those areas; Kaplan Professional Publishing, which provides printed and online materials that help individuals satisfy state pre-licensing and continuing education requirements and prepare for state licensing examinations in the real estate, architecture, home inspection, engineering and construction industries; Kaplan IT, which offers online test preparation courses for technical certifications in the information technology industry, as well as training, software consultancy and related products to a broad range of industries; and Kaplan EduNeering, a provider of online regulatory compliance training and management systems, principally for businesses in the life sciences, healthcare, energy and food service industries.

Internationally, Professional’s largest business is Kaplan Financial Limited, a U.K.-based provider of training and test preparation services for accounting and financial services professionals. Headquartered in London, Kaplan Financial has 25 training centers around the United Kingdom, as well as operations in Hong Kong, Shanghai and Singapore. Kaplan Financial also delivers a broad range of financial services education and professional development courses in Australia. Professional accounted for 22% and 20%, respectively, of Kaplan’s operating revenue in 2007 and the first nine months of 2008.

Media

Our diversified media operations consist of Newspaper Publishing; Television Broadcasting; Magazine Publishing; and Cable Television Operations. Our media operations accounted for 51% and 47%, respectively, of the Company’s operating revenue in 2007 and the first nine months of 2008.

Newspaper publishing.    Through one of our subsidiaries, we publish The Washington Post (the “Post”), which is the largest and most widely circulated morning daily and Sunday newspaper primarily distributed by home delivery in the Washington, D.C., metropolitan area, including large portions of Maryland and northern Virginia. The Washington Post is our flagship newspaper and the principal source of our Newspaper Publishing revenue. We also publish The Washington Post National Weekly Edition, a tabloid that contains selected articles and features from The Washington Post edited for a national audience. Another subsidiary of the Company publishes a weekday tabloid newspaper named Express, and Washingtonpost.Newsweek Interactive Company, LLC (“WPNI”) develops news and information products for electronic distribution. Since 1996, WPNI has produced washingtonpost.com, an Internet site that currently features the full editorial text of The Washington Post and most of The Post’s classified advertising, as well as original content created by WPNI’s staff, blogs written by Post reporters and others, interactive discussions hosted by Post reporters and outside subject experts, user-posted comments and content obtained from other sources. WPNI also produces the Newsweek website and in 2005, purchased Slate, an online magazine that was founded by Microsoft Corporation in 1996.

Our Post–Newsweek Media, Inc. subsidiary publishes two weekly paid-circulation, three twice-weekly paid-circulation and 34 controlled-circulation weekly community newspapers. We also own The Daily Herald Company, publisher of The Herald in Everett, WA. We publish several free-

circulation advertising periodicals that have little or no editorial content and are distributed in the greater Washington, D.C., metropolitan area using sidewalk distribution boxes. Another subsidiary of the Company publishes El Tiempo Latino, a weekly Spanish-language newspaper that is distributed free of charge in northern Virginia, suburban Maryland and Washington, D.C. Newspaper Publishing accounted for 42% and 39%, respectively, of the operating revenue of our media operations in 2007 and the first nine months of 2008.

Television broadcasting.    Through subsidiaries, we own six VHF television stations located in Houston, TX; Detroit, MI; Miami, FL; Orlando, FL; San Antonio, TX; and Jacksonville, FL; which are, respectively, the 10th, 11th, 16th, 19th, 37th and 49th largest broadcasting markets in the United States. Other than the Company’s Jacksonville station, WJXT, our television stations are affiliated with one or another of the major national networks. Television Broadcasting accounted for 16% and 15%, respectively, of the operating revenue of our media operations in 2007 and the first nine months of 2008.

Magazine publishing.    Newsweek is a weekly news magazine published both domestically and internationally by Newsweek, Inc., another subsidiary of the Company. In gathering, reporting and writing news and other material for publication, Newsweek maintains news bureaus in eight U.S. and eleven foreign cities.

The domestic edition of Newsweek includes more than 100 different geographic or demographic editions that carry substantially identical news and feature material, but enable advertisers to direct messages to specific market areas or demographic groups. Domestically, Newsweek ranks second in circulation among the three leading weekly news magazines (Newsweek, Time and U.S. News & World Report). Magazine Publishing accounted for 13% and 11%, respectively, of the operating revenue of our media operations in 2007 and the first nine months of 2008.

Cable television operations.    At the end of September 2008, we provided, through our Cable ONE subsidiary, cable service to approximately 701,700 basic video subscribers (representing about 51% of the 1,384,000 homes passed by the systems) and had in force approximately 224,200 subscriptions to digital video service, 368,600 subscriptions to cable modem service and 91,000 subscriptions to telephone service in the midwestern, western and southern states. Cable Television Operations accounted for 29% and 35%, respectively, of the operating revenue of our media operations in 2007 and the first nine months of 2008.

The offering

Issuer	The Washington Post Company

Securities	$400,000,000 aggregate principal amount of 7.250% notes due 2019.

Maturity	The Notes will mature on February 1, 2019.

Interest rate	7.250% per annum.

Interest payment dates	Interest from the Notes will accrue from January 30, 2009 and will be payable on February 1 and August 1 of each year, beginning on August 1, 2009.

Record dates	Interest on the Notes will be paid to holders of record at the close of business on each January 15 and July 15 immediately preceding each interest payment date.

Ranking	The Notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt.

No prior market	The Notes are new securities and there is currently no established trading market for the Notes. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

Optional redemption	We may redeem the Notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 50 basis points.

We will also pay the accrued and unpaid interest on the Notes to the redemption date. See “Description of Notes—Optional Redemption.”

Offer to repurchase upon change of control repurchase event	Upon the occurrence of a “Change of Control Repurchase Event” (as defined herein), unless we have exercised our right to redeem the Notes, we will be required to make an offer to each holder of Notes to repurchase all or any part (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the principal amount, plus any accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control Repurchase Event.”

Covenants	The indenture pursuant to which the Notes will be issued contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries (as defined therein) to secure indebtedness with a security interest on certain property or stock or engage in certain Sale and Leaseback Transactions (as defined therein) with respect to certain properties. See “Description of the Debt Securities—Certain Covenants of the Company” in the accompanying prospectus.

Use of proceeds	We expect to use the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of existing indebtedness. See “Use of Proceeds.”

Further issuances	We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities having the same terms (except for issue date and issue price) and ranking equally and ratably with the Notes, in all respects, as described under “Description of Notes.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	State of New York

Summary historical consolidated financial data

The summary consolidated historical financial data presented below (1) for each of the three fiscal years in the period ended December 30, 2007 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and (2) as of September 28, 2008 and September 30, 2007 and for thirty-nine weeks ended September 28, 2008 and September 30, 2007, are derived from our unaudited consolidated financial statements. You should read this table along with our annual report on Form 10-K for our fiscal year ended December 30, 2007 and our quarterly report on Form 10-Q for the fiscal quarter ended September 28, 2008. Our unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of such financial statements. Except as otherwise disclosed in our public filings, such adjustments are of a normal recurring nature. In the opinion of management, our interim financial statements have been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.

Consolidated statement of operations data

	Fiscal year ended			Thirty-nine weeks ended
(In thousands, except per share data)	December 30, 2007	December 31, 2006	January 1, 2006	September 28, 2008	September 30, 2007

Operating revenues
Education	$2,030,889	$1,684,141	$1,412,394	$1,722,459	$1,493,863
Advertising	1,234,643	1,358,739	1,317,484	797,900	893,352
Circulation and subscriber	817,807	772,250	740,004	669,008	602,423
Other	97,067	89,797	84,005	108,648	65,247

	4,180,406	3,904,927	3,553,887	3,298,015	3,054,885

Operating costs and expenses
Operating	1,882,984	1,738,918	1,618,231	1,515,253	1,382,641
Selling, general and administrative	1,581,596	1,484,003	1,222,721	1,399,853	1,170,459
Depreciation of property, plant and equipment	221,239	205,295	190,543	195,463	163,231
Amortization of intangible assets and goodwill impairment charge	17,571	16,907	7,478	75,494	10,833

	3,703,390	3,445,123	3,038,973	3,186,063	2,727,164

Income from operations	$ 477,016	$ 459,804	$ 514,914	$ 111,952	$ 327,721

	Fiscal year ended			Thirty-nine weeks ended
(In thousands, except per share data)	December 30, 2007	December 31, 2006	January 1, 2006	September 28, 2008	September 30, 2007

Income from operations	$477,016	$459,804	$514,914	$111,952	$327,721

Other income (expense)
Equity in (losses) earnings of affiliates	5,975	790	(881)	(9,505)	8,326
Interest income	11,338	10,431	3,385	4,555	8,992
Interest expense	(24,046)	(25,343)	(26,754)	(19,514)	(18,098)
Other (expense) income, net	10,824	73,452	8,980	(14,193)	15,267

Income before income taxes	481,107	519,134	499,644	73,295	342,208
Provision for income taxes	192,500	189,600	185,300	26,400	136,500

Income Before Cumulative Effect of Change in Accounting Principle	288,607	329,534	314,344	46,895	205,708
Cumulative Effect of Change in Method of Accounting for Share-based Payments, Net of Taxes	—	(5,075)	—	—	—

Net income	288,607	324,459	314,344	46,895	205,708
Redeemable preferred stock dividends	(952)	(981)	(981)	(946)	(952)

Net income available for common shares	$287,655	$323,478	$313,363	$ 45,949	$204,756

Basic earnings per common share	$ 30.31	$ 33.81	$ 32.66	$ 4.87	$ 21.56

Diluted earnings per common share	$ 30.19	$ 33.68	$ 32.59	$ 4.86	$ 21.48

Consolidated balance sheet data

	As of			As of
(In thousands)	December 30, 2007	December 31, 2006	January 1, 2006	September 28, 2008	September 30, 2007

Assets
Cash and Cash Equivalents	$ 321,466	$ 348,148	$ 215,861	$ 247,932	$ 330,550
Total Assets	6,004,509	5,381,372	4,584,773	5,943,944	5,714,983

Liabilities
Short-term borrowings	$ 89,585	$ 5,622	$ 24,820	$ 509,099	$ 4,825
Long-term Debt	400,519	401,571	403,635	7	400,972
Total Liabilities	2,531,524	2,209,738	1,934,083	2,585,318	2,408,057
Stockholders’ Equity	3,461,159	3,159,514	2,638,423	3,346,800	3,295,100

Risk factors

An investment in the Notes involves various material risks. Prior to making a decision about investing in the Notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factor, as well as those incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed under the headings “Risk Factors” and other filings we may make from time to time with the SEC.

Negative impact of recent financial market crisis and economic downturn, particularly in the specific geographic markets served by the Company’s newspaper publishing and television broadcasting businesses

A significant portion of the Company’s revenues in its publishing and broadcasting businesses comes from advertising. The demand for advertising is sensitive to the overall level of economic activity, both nationally and locally. The financial market crisis and economic downturn has reduced advertising expenditures of many of our advertisers, which has had a negative impact on the operating results of the Company’s newspaper and magazine publishing and television broadcasting businesses. A continued decline in general economic conditions in the United States may have a material adverse effect on the operating results of the Company’s businesses.

Use of proceeds

We expect to use the net proceeds from the sale of the Notes for general corporate purposes, including repayment of existing indebtedness, including our $400,000,000 aggregate principal amount of 5.50% Notes due February 15, 2009.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges has been computed by dividing “earnings available for fixed charges” by “fixed charges.” For purposes of computing this ratio, “earnings available for fixed charges” principally consists of (i) income before income taxes and cumulative effect of change in accounting principle, and equity in earnings (losses) of affiliates, plus (ii) “fixed charges” (excluding capitalized interest). “Fixed charges” principally consists of interest expense and the portion of rental expense that is representative of the interest factor.

	Thirty-nine weeks ended	Fiscal year ended
	September 28, 2008	December 30, 2007	December 31, 2006	January 1, 2006	January 2, 2005	December 28, 2003

Ratio of earnings to fixed charges	2.6	7.8	9.1	8.8	10.0	8.4

Description of notes

The Notes constitute a series of debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of the Debt Securities” in the accompanying prospectus. The Notes will be issued under an indenture (the “Base Indenture”), dated as of February 17, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The First National Bank of Chicago), as Trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 22, 2003 (the “First Supplement Indenture”) and a Second Supplemental Indenture to be dated as of January 30, 2009 ( the “Second Supplement Indenture,” together with the First Supplement Indenture and the Base Indenture, the “Indenture”). The Notes may be issued from time to time in one or more series. The following statements are subject to the detailed provisions of the Indenture. We urge you to read the Indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. Capitalized terms that are not defined in the following discussion have the meanings assigned to them in the Indenture. For purposes of this section of the prospectus supplement, references to “the Company” are to “The Washington Post Company.”

General

The Notes offered will be initially issued in an aggregate principal amount of $400,000,000. The Notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and will mature on February 1, 2019. The Notes will be issued as a new series of debt securities under the Indenture. The Indenture does not limit the amount of other unsecured indebtedness that we or our subsidiaries may incur and this may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn. We may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Indenture in addition to the $400,000,000 aggregate principal amount of the Notes. We may also, from time to time, without the consent of the holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes, except for issue date and issue price. Any additional debt securities having those similar terms, together with the Notes, will constitute a single series of debt securities under the Indenture if such additional debt securities are fungible with the Notes for U.S. federal income tax purposes.

The Notes will bear interest from January 30, 2009 at the annual rate set forth on the cover page of this prospectus supplement, payable semi-annually on February 1 and August 1 of each year, commencing August 1, 2009, to the persons in whose names the Notes are registered at the close of business on the immediately preceding January 15 and July 15, respectively, whether or not that day is a business day. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any payment otherwise required to be made in respect of the Notes on a date that is not a business day for the Notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness.

The Notes do not provide for any sinking fund.

We do not intend to list the Notes on any securities exchange. We cannot assure you that an active trading market will develop or be maintained for the Notes. If an active trading market does develop for the Notes, the Notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

For a description of the rights attaching to debt securities under the Indenture, see “Description of Debt Securities” in the accompanying prospectus.

Optional redemption

The Notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the Notes to be redeemed will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•	100% of the principal amount of such Notes; or

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as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus 50 basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the Notes.

“Reference Treasury Dealer” means:

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Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their successors; provided that, if any ceases to be a primary U.S. Government securities dealer in the U.S. (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. If we elect to partially redeem the Notes, the Trustee will select in a fair and appropriate manner the Notes to be redeemed; provided however that no Notes of a principal amount of $2,000 or less shall be redeemed in part.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

In addition, we may at any time purchase Notes by tender, in the open market or by private agreement, subject to applicable law.

Change of control repurchase event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the Notes as described above, we will be required to make an offer to each holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by us.

The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The definition of “Change of Control” under the Indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

For purposes of the foregoing description of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Ratings Event” means that on any day within the 60-day period (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the Notes are rated below Investment Grade by each of the Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event).

“Change of Control” means the occurrence of any one of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; (ii) the direct or indirect sale, lease, transfer conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders;

(iii) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (iv) the first day on which a majority of the members of our board of directors cease to be Continuing Directors; (v) the adoption of a plan relating to our liquidation or dissolution; or (vi) the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which the Family Members beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Notes; (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment; or (3) was nominated for election, elected or appointed to such Board of Directors by the majority of the outstanding shares of class A common stock as a replacement for a member of the Board of Directors who was elected to the Board of Directors by the class A common stock.

“Family Member” means Donald E. Graham, William W. Graham, Stephen M. Graham, Elizabeth Weymouth, and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the primary beneficiaries or the sole grantors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Permitted Holders” means (1) the Company and its subsidiaries and (2) Donald E. Graham, William W. Graham, Stephen M. Graham, Elizabeth Weymouth, and their respective estates, spouses, ancestors and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the primary beneficiaries or the sole grantors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule

15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of the Chief Executive Officer or Chief Financial Officer) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Notes. Restrictions on our ability to incur secured indebtedness are contained in the covenants as described in the accompanying prospectus under “Description of Debt Securities—Certain Covenants of the Company.”

The provisions of the Notes that relate to a Change of Control Repurchase Event may not protect you from certain important corporate events such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of the Company. Moreover, certain transactions involving the Permitted Holders, such as a sale of all or substantially all of our assets to those entities, may not constitute a Change of Control. Even transactions involving a change in voting power or beneficial ownership of the Company may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Repurchase Event that would trigger our obligation to offer to repurchase the Notes. Such transactions could increase the amount of debt outstanding at such time or otherwise affect our capital structure or adversely affect our credit ratings.

We may not have sufficient funds to repurchase all the Notes upon a Change of Control Repurchase Event.

Limitation on merger, consolidation and certain sale of assets

The provisions of the Indenture described under “Description of Debt Securities—Limitation on Merger, Consolidation and Certain Sale of Assets” in the accompanying prospectus will apply to the Notes.

Certain covenants of the company

Certain covenants in the Indenture limit our ability and the ability of our Restricted Subsidiaries to:

•	create, incur or guarantee any secured indebtedness; and

•	enter into sale and leaseback transactions.

For a description of these covenants, see “Description of Debt Securities—Certain Covenants of the Company” in the accompanying prospectus.

Satisfaction and discharge; defeasance

At the request of the Company, the Indenture will cease to be in effect as to the Notes of any series (except for certain obligations to register the transfer or exchange of such Notes and related coupons, if any, and hold moneys for payment of such Notes and coupons in trust) when (1) either (a) all such Notes and coupons have been delivered to the Trustee for cancellation or (b) all such Notes and coupons have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and the Company has deposited with the trustee, in trust money, in the currency, currencies or currency unit or units in which such Notes are payable, in an amount sufficient to pay all the principal of, and premium and interest, if any, on, such Notes on the dates such payments are due in accordance with the terms of such Notes; (2) the Company has paid or caused to be paid all other sums payable by the Company, if any, with respect to the Notes; and (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, in accordance with the terms of the Indenture.

The Company may defease any series of Notes and, at its option, either (a) be Discharged after 90 days from any and all obligations in respect of such series of Notes (except for certain obligations to register the transfer of or exchange Notes and related coupons, replace stolen, lost or mutilated Notes and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) eliminate the requirement to comply with certain restrictive covenants of the Indenture in respect of such series (including those described under “Certain Covenants of the Company”). In order to exercise either defeasance option, the Company must deposit with the trustee in trust, money, or, in the case of Notes and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of Notes and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies or currency unit or units in which such Notes are payable all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. Among the conditions to the Company’s exercising any such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised.

Book-entry notes

The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the Notes. The Notes will be issued as fully registered global securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be affected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Commission.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and premiums, if any, on the Notes and payment of redemption proceeds, distributions and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in DTC’s Settlement System.

If (1) DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, (2) we in our sole discretion determine not to have the Notes represented by one or more global securities or (3) an event of default with respect to the Notes has occurred and is continuing, we will issue individual Notes in exchange for the global security or securities representing the Notes.

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the Trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

United States federal income tax consequences

This section summarizes the material U.S. tax consequences to holders of the Notes. The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions in effect as of the date of this offering memorandum, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (“IRS”), so as to result in U.S. federal income tax consequences different from those discussed below. However, the discussion is limited in the following ways:

•	The discussion covers you only if you buy the Notes at the issue price in the initial offering.

•	The discussion covers you only if you hold the Notes as a capital asset within the meaning of Section 1221 of the Code, and if you do not have a special tax status.

•

The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the Notes. We suggest that you consult your tax advisor about the consequences of holding the Notes in your particular situation.

•

The discussion does not cover you if you are a partner in a partnership (or entity treated as a partnership for U.S. tax purposes). If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Notes.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the IRS on the tax consequences of owning the Notes. As a result, the IRS could disagree with portions of this discussion.

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This discussion does not address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, tax-exempt entities, insurance companies, dealers in securities or foreign currencies, persons that will hold the Notes as part of a hedge or as a position in a “straddle” or conversion transaction, or as, part of a “synthetic security” or integrated financial transaction.

•	This discussion does not address the U.S. federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the Notes.

If you are considering buying the Notes, we suggest that you consult your tax advisor about the tax consequences of holding the Notes in your particular situation.

Tax consequences to U.S. holders

This Section applies to you if you are a “U.S. Holder” of the Notes. For purposes of this discussion a “U.S. Holder” is a beneficial owner of the Notes that is:

•	an individual U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

Interest income

The stated interest payable on the Notes generally will be taxable to you as ordinary income at the time it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale or retirement of the notes

On your sale or retirement of your Note, you will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments. Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year. For an individual, the maximum tax rate on long term capital gains is 15% for taxable years before 2011. If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information reporting and backup withholding

Under the tax rules concerning information reporting to the IRS, assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

If you are subject to these requirements but do not comply, the intermediary must withhold at a rate currently equal to 28% of all amounts payable to you on the Notes (including principal payments). This is called “backup withholding.” If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability. All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax consequences to non-U.S. holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is any holder that is not a U.S. Holder.

Interest income

Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes if:

•	you certify on Internal Revenue Service Form W-8BEN, under penalties of perjury, that you are not a U.S. person; and

•	you do not actually or constructively own 10% or more of the total voting power of all our voting stock and you are not a controlled foreign corporation that is related to us.

Otherwise, payments of interest on the Notes will be subject to a gross withholding tax of 30% (or such lower rate as may be available to you under an applicable treaty), unless such income is effectively connected with a U.S. trade or business in which case the income will generally be taxed in the same manner as that of a U.S. Holder, or you are eligible for the benefits under an applicable income tax treaty and, in each case, you file the appropriate documentation.

Sale or retirement of the notes

If you sell a Note or it is redeemed or you otherwise dispose of a Note, you will not be subject to federal income tax on any gain unless one of the following applies:

•	The gain is effectively connected with a trade or business that you conduct in the U.S., subject to an applicable income tax treaty providing otherwise.

•	You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply as described above under “Interest Income.”

Information reporting and backup withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•

Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder and have complied with the relevant certification procedures to establish that you are exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

•

Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes

Citigroup Global Markets Inc.	$150,000,000

J.P. Morgan Securities Inc.	150,000,000

SunTrust Robinson Humphrey, Inc.	31,400,000

Wachovia Capital Markets, LLC	31,400,000

BNY Mellon Capital Markets, LLC	17,680,000

PNC Capital Markets LLC	9,760,000

Wells Fargo Securities, LLC	9,760,000

Total	$400,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the Notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.225% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by us

Per Note	0.650%
Total	$2,600,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $335,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of Notes to the public in that Member State except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial

Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

Legal matters

Certain legal matters in connection with the offering of the Notes will be passed upon for The Washington Post Company by Cravath, Swaine & Moore LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

THE WASHINGTON POST COMPANY

1150 15th Street, N.W.

Washington, D.C. 20071

(202) 334-6000

DEBT SECURITIES

We may offer from time to time unsecured debt securities consisting of notes, debentures or other evidences of indebtedness.

The terms of each series of debt securities will be set forth in a prospectus supplement. You should read this prospectus and the prospectus supplement carefully.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell debt securities directly, through agents or through underwriters or dealers.

The date of this prospectus is November 14, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement under the Securities Act that registers the distribution of the debt securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Commission.

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements and other information about issuers. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about the Company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the Commission. They contain important information about us and our predecessors.

Company SEC Filings	Period
Annual Report on Form 10-K	Year ended December 30, 2007

Quarterly Reports on Form 10-Q	Quarters ended March 30, 2008, June 29, 2008 and September 28, 2008

Current Reports on Form 8-K	As filed on January 17, 2008, February 7, 2008, May 16, 2008, June 10, 2008, June 12, 2008 and July 2, 2008

We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the termination or completion of the offering of the debt securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any report, document, or portion thereof that is furnished to, but not filed with, the Commission is not incorporated by reference. The information contained on our website (www.washpostco.com) is not incorporated into this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission through the Commission’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

General Counsel’s Office

The Washington Post Company

1150 15th Street, N.W.

Washington, D.C. 20071

(202) 334-6000

If you request any incorporated documents from us, we will mail them to you by first class mail, or other means, promptly after we receive your request.

FORWARD-LOOKING STATEMENTS

All public statements made by us and our representatives which are not statements of historical fact, including certain statements in this registration statement on Form S-3, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements including comments about our business strategies and objectives, the prospects for growth in our various business operations, and our future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of us. We assume no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.

THE WASHINGTON POST COMPANY

The Washington Post Company is a diversified education and media company. Our Kaplan subsidiary provides a wide variety of educational services, both domestically and outside the United States. Our media operations consist of newspaper publishing (principally The Washington Post ), television broadcasting (through the ownership and operation of six television broadcast stations), magazine publishing (principally Newsweek ) and the ownership and operation of cable television systems.

We were incorporated in 1947 under the laws of the State of Delaware. Our executive offices are located at 1150 15th Street, N.W., Washington, D.C. 20071, and our telephone number is (202) 334-6000. We maintain a website that contains information about us at www.washpostco.com. The information included on our website is not, and should not be considered as, a part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the debt securities offered by this prospectus for general corporate purposes. These may include payment of other debt, capital expenditures, possible acquisitions, repurchase of our stock, and other purposes as may be stated in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges has been computed by dividing “earnings available for fixed charges” by “fixed charges.” For purposes of computing this ratio, “earnings available for fixed charges” principally consists of (i) income before income taxes, and cumulative effect of change in accounting principle, and equity in earnings (losses) of affiliates, plus (ii) “fixed charges” (excluding capitalized interest). “Fixed charges” principally consists of interest expense and the portion of rental expense that is representative of the interest factor.

	Thirty Nine Weeks Ended	Fiscal Year Ended
	September 28, 2008	December 30, 2007	December 31, 2006	January 1, 2006	January 2, 2005	December 28, 2003
Ratio of earnings to fixed charges	2.6	7.8	9.1	8.8	10.0	8.4

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be issued under an indenture (the “base indenture”), dated as of February 17, 1999, between the Company and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The First National Bank of Chicago), as trustee, as amended by a First Supplemental Indenture dated as of September 22, 2003 (the “supplement,” together with the base indenture, the “Indenture”). The base indenture was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 1999 and is herein incorporated by reference. The supplement was filed as an exhibit to the Company’s Current Report filed on Form 8-K on September 22, 2003 and is herein incorporated by reference. The debt securities may be issued from time to time in one or more series. The particular terms of each series will be described in a prospectus supplement. The following statements are subject to the detailed provisions of the Indenture. Capitalized terms that are not defined in the following discussion have the meanings assigned to them in the Indenture. For purposes of this section of this prospectus, references to “the Company” are to “The Washington Post Company”.

General

The debt securities may be issued from time to time under the Indenture in an unlimited aggregate principal amount and an unlimited number of series.

The debt securities are unsecured and will have the same rank as all other unsecured and non-subordinated debt of the Company.

The prospectus supplement relating to the series of debt securities which it offers describes to the extent applicable:

(1) the title of the debt securities of such series;

(2) any limit upon the aggregate principal amount of such debt securities;

(3) the person to whom the interest on a debt security of any series will be payable if not the person in whose name that debt security is registered on the regular record date;

(4) the date or dates on which such debt securities will mature or the method of determination of such date or dates;

(5) the rate or rates, or the method of determination thereof, at which such debt securities will bear interest, if any, the date or dates from which such interest will accrue, the date or dates such interest will be payable and, for registered debt securities, the Regular Record Dates;

(6) the place or places where the principal of, and premium and interest, if any, on, such debt securities will be payable;

(7) the period or periods within which, the price or prices at which the terms and conditions upon which any such debt security may be redeemed, in whole or in part, at the option of the Company;

(8) any terms for redemption or repurchase pursuant to any sinking fund or analogous provision or the option of a Holder;

(9) any terms for conversion of the debt securities into other securities of the Company or any other corporation at the option of a Holder;

(10) any terms for the attachment to such debt securities of warrants, options or other rights to purchase or sell stock or other securities of the Company;

(11) if other than the principal amount thereof, the portion of the principal amount of such debt securities that will be payable upon acceleration of maturity (debt securities subject to such provisions being referred to as “Original Issue Discount Securities”);

(12) any deletions or modifications of, or additions to, the Events of Default or covenants of the Company under the Indenture with respect to such debt securities (including whether the covenants described below under “Certain Covenants of the Company” will not apply to such debt securities);

(13) if other than U.S. dollars, the currency, currencies or currency unit or units in which such debt securities will be denominated and in which the principal of, and premium and interest, if any, on, such securities will be payable and related restrictions;

(14) whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such debt securities is to be made in a currency or currencies or currency unit or units other than that in which such debt securities are denominated;

(15) any matter of determining the amount of principal of, or premium or interest, if any, on, any such debt securities to be determined with reference to an index based on a currency or currency unit or units other than that in which such debt securities are stated to be payable or an index based on any other method;

(16) whether such debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons, or any combination thereof, whether such debt securities will be issued in the form of one or more global securities and whether such debt securities are to be issuable in temporary global form or definitive global form;

(17) if such debt securities are to be issued upon the exercise of warrants, the time, manner and place for such debt securities to be authenticated and delivered;

(18) whether and under what circumstances the Company will pay additional amounts to any holder of such debt securities who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms the Company will have the option to redeem such debt securities rather than pay any additional amounts; and

(19) any other terms of any of such debt securities not inconsistent with the Indenture.

Limitation on Merger, Consolidation and Certain Sale of Assets

The Indenture provides that the Company will not consolidate with or merge into any other corporation, or convey or transfer all or substantially all its properties and assets as an entirety to, any person unless:

(a) the successor is a U.S. corporation, partnership, limited liability company, trust or other entity

(b) the successor assumes on the same terms and conditions all the obligations under the debt securities and the Indenture, and

(c) immediately after giving effect to the transaction, there is no default under the Indenture.

Upon such merger, consolidation, conveyance or transfer, the successor will succeed to, and will be substituted in lieu of, the Company.

Certain Covenants of the Company

Event risk. Except for the limitations on Secured Indebtedness and Sale and Leaseback Transactions described below, the Indenture and debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protections in the event of a highly leveraged transaction involving the Company.

Limitation on secured Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, assume, incur or guarantee any Secured Indebtedness without securing the debt securities equally and ratably with, or prior to, such Secured Indebtedness unless immediately thereafter the aggregate amount of all outstanding Secured Indebtedness (exclusive of Secured Indebtedness if the debt securities are secured equally and ratably with, or prior to, such Secured Indebtedness and not including any Secured Indebtedness which is concurrently being retired) and the discounted present value determined as set forth in the Indenture of all net rentals payable under existing leases entered into in connection with Sale and Leaseback Transactions (as defined below) (“Attributable Debt”) entered into after a specified date (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary not including any Attributable Debt which is concurrently being retired) would not exceed 15% of Consolidated Net Worth.

Limitation on sale and leaseback transactions. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter any lease longer than three years (excluding leases of newly acquired, improved or constructed property) covering any Principal Property of the Company or any Restricted Subsidiary that is sold to any other person in connection with such lease (a “Sale and Leaseback Transaction”), unless either:

(a) immediately thereafter, the sum of:

(i) the discounted present value determined as set forth in the Indenture of all net rentals payable under all such existing leases entered into after a specified date (except any such leases entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary), and

(ii) the aggregate amount of all outstanding Secured Indebtedness (exclusive of Secured Indebtedness if the debt securities are secured equally and ratably with, or prior to, such Secured Indebtedness) does not exceed 15% of Consolidated Net Worth; or

(b) an amount equal to the greater of:

(i) the net proceeds to the Company or a Restricted Subsidiary from such Sale and Leaseback Transaction, and

(ii) the discounted present value determined as set forth in the Indenture of all net rentals payable thereunder is applied within 180 days to the retirement of long-term debt of the Company or a Restricted Subsidiary (other than such debt which is subordinated to the debt securities or which is owing to the Company or a Restricted Subsidiary).

Certain definitions used in the covenants. The Indenture defines some of the terms used in the Covenants as follows:

“Secured Indebtedness” will mean indebtedness of the Company or any Restricted Subsidiary for borrowed money which is secured by any lien upon (or in respect of any conditional sale or other title retention agreement covering) any Principal Property or any stock or indebtedness of a Restricted Subsidiary, but excluding from such definition all indebtedness: (i) outstanding on a specified date, secured by liens (or arising from conditional sale or other title retention agreements) existing on that date; (ii) incurred after a specified date to finance the acquisition, improvement or construction of property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction or arising from conditional sale or other title retention agreements; (iii) secured by liens on Principal Property or on the stock or indebtedness of Restricted Subsidiary, and, in either case, existing at the time of acquisition thereof; (iv) owing to the Company or any Restricted Subsidiary; (v) secured by liens (or conditional sale or other title retention devices) existing at the time a corporation became or becomes a Restricted Subsidiary in the case of a corporation which shall have become or becomes a Restricted Subsidiary after a specified date; (vi) guarantees by the Company of Secured Indebtedness and Attributable Debt of any Restricted Subsidiaries and guarantees by a Restricted

Subsidiary of Secured Indebtedness and Attributable Debt of the Company and any other Restricted Subsidiaries; (vii) arising from any Sale and Leaseback Transaction; (viii) incurred to finance the acquisition or construction of property secured by liens in favor of any country or any political subdivision thereof; and (ix) constituting any replacement, extension or renewal of any such indebtedness (to the extent such indebtedness is not increased).

“Principal Property” will mean all land, land improvements, buildings, machinery and equipment constituting a manufacturing facility, a printing facility, a warehouse facility, a distribution facility, a television broadcast facility, a cable television facility or an office facility (including any portion thereof) which facility is owned by or leased to the Company or a Restricted Subsidiary, is located within the United States and has an acquisition cost plus capitalized improvements in excess of 1% of Consolidated Net Worth as of the date of such determination, other than any such facility financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to the Company and its Restricted Subsidiaries taken as a whole, or in which the interest of the Company and all its Subsidiaries does not exceed 50%.

“Consolidated Net Worth” will mean, at the date of any determination, the consolidated stockholders’ or owners’ equity of the Company and its subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Restricted Subsidiary” will mean any Subsidiary of the Company which has substantially all its property in the United States, which transacts substantially all its business in the United States, and which owns or is a lessee of any Principal Property. Subsidiaries organized or acquired after a specified date for the purpose of acquiring the stock, business or assets of any person other than the Company or any Restricted Subsidiary and which (after giving effect to such acquisition) have consolidated total assets of not more that 10% of the consolidated total assets of the Company and its subsidiaries are excluded from the definition of Restricted Subsidiary.

“Subsidiary” will mean any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

The Indenture provides that the Company may omit to comply with the restrictive covenants described above under “Limitation on Secured Indebtedness” and “Limitation on Sale and Leaseback Transactions” if the holders of not less than a majority in principal amount of all series of outstanding debt securities affected thereby (acting as one class) waive compliance with such restrictive covenants.

Form, Exchange, Registration and Transfer

The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•

any Debt Security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any Debt Security that has been called for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of, or any premium or interest on, debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” means each day on which commercial banks and foreign exchange markets settle payments in the place or places where the principal of (and premium, if any) and interest, if any, on the Securities of that series are payable, or place of publication. Unless otherwise specified, “business day” shall exclude any day on which commercial banks and foreign exchange markets do not settle payments in London.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Satisfaction and Discharge; Defeasance

At the request of the Company, the Indenture will cease to be in effect as to the debt securities of any series (except for certain obligations to register the transfer or exchange of such debt securities and related coupons, if any, and hold moneys for payment of such debt securities and coupons in trust) when either (a) all such debt securities and coupons have been delivered to the trustee for cancellation or (b) all such debt securities and coupons have become due and payable or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and the Company has deposited with the trustee, in trust money, in the currency, currencies or currency unit or units in which such debt securities are payable, in an amount sufficient to pay all the principal of, and premium and interest, if any, on, such debt securities on the dates such payments are due in accordance with the terms of such debt securities.

The Company may defease any series of debt securities and, at its option, either (a) be Discharged after 90 days from any and all obligations in respect of such series of debt securities (except for certain obligations to register the transfer of or exchange debt securities and related coupons, replace stolen, lost or mutilated debt securities and coupons, maintain paying agencies and hold moneys for payment in trust) or (b) eliminate the requirement to comply with certain restrictive covenants of the Indenture in respect of such series (including those described under “Certain Covenants of the Company”). In order to exercise either defeasance option, the Company must deposit with the trustee in trust, money, or, in the case of debt securities and coupons denominated in U.S. dollars, U.S. Government Obligations or, in the case of debt securities and coupons denominated in a foreign currency, Foreign Government Securities, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay in the currency, currencies or currency unit or units in which such debt securities are payable all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. Among the conditions to the Company’s exercising any such option, the Company is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for United States Federal income tax purposes and that the holders of such series will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised.

Events of Default, Notice and Waiver

The Indenture provides that, if an Event of Default specified therein with respect to any series of debt securities shall have happened and be continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of such series (in the case of certain events of bankruptcy, insolvency and reorganization, voting as one class with all other outstanding debt securities) may declare the principal of all the debt securities of such series, together with accrued interest thereon, if any, to be immediately due and payable by notice in writing to the Company (and to the trustee if given by the holders).

Events of Default in respect of any series are defined in the Indenture as being:

•	default for 30 days in payment of any interest installment when due;

•	default in payment of principal of, or premium, if any, on, debt securities of such series when due at their stated maturity, by declaration, when called for redemption or otherwise;

•	default for 30 days in the making of any payment for a sinking, purchase or analogous fund provided for in respect of debt securities of such series;

•

default for 90 days after notice to the Company by the trustee or by holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series in the performance of any covenant or agreement in the debt securities of such series or in the Indenture with respect to debt securities of such series;

•	certain events of bankruptcy, insolvency and reorganization;

•	and any other Event of Default provided with respect to the debt securities of such series.

No Event of Default with respect to a single series of indebtedness issued under the Indenture (and any supplemental indentures) necessarily constitutes an Event of Default with respect to any other series of indebtedness issued thereunder.

The Indenture provides that the trustee will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, or premium or interest, if any, on, or a sinking fund installment, if any, with respect to any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of such series. The term “default” for the purpose of this provision only means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

The Indenture contains provisions entitling the trustee, subject to the duty of the trustee during an Event of Default to act with the required standard of care, to be indemnified by the holders of the debt securities before proceeding to exercise any right or power under the Indenture at the request of holders of the debt securities.

The Indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of such series.

The Indenture includes a covenant that the Company will file annually with the trustee an officers’ certificate stating whether any default exists and specifying any default that exists.

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of such series waive any past default or Event of Default with respect to the debt securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium or interest, if any, on, any of the debt securities of such series. The holders of a majority in principal amount of a series of outstanding debt securities also have certain rights to rescind any declaration of acceleration with respect to such series after all Events of Default with respect to such series not arising from such declaration shall have been cured.

Modification of the Indenture

The Indenture allows the Company and the trustee, without the consent of any holders of debt securities, to enter into supplemental indentures for the purposes, among other things, of:

•	to evidence the succession of another corporation to the Company and the assumption by such corporation of the covenants of the Company in the Indenture and series of debt securities,

•	adding to the Company’s covenants,

•	adding additional Events of Default,

•	establishing the form or terms of any series of debt securities issued under such supplemental indentures or curing ambiguities or inconsistencies in the Indenture,

•	making other provisions that do not adversely affect the interests of the holders of any series of debt securities in any material respect.

The Indenture allows the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the debt securities of such series. But no supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt security;

(3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Maturity thereof;

(4) change any place of payment where, or the currency, currencies or currency unit or units in which, any debt security or any premium or interest thereon is payable;

(5) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(6) affect adversely the terms, if any, of conversion of any debt security into stock or other securities of the Company or of any other corporation;

(7) reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

(8) change any obligation of the Company, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the Indenture for such series;

(9) modify any of the foregoing provisions or the provisions for the waiver of certain covenants and defaults, except to increase any applicable percentage of the aggregate principal amount of outstanding debt securities the consent of the holders of which is required or to provide with respect to any particular series the right to condition the effectiveness of any supplemental indenture as to that series on the consent of the holders of a specified percentage of the aggregate principal amount of outstanding debt securities of such series or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Meetings

The Indenture contains provisions for convening meetings of the holders of debt securities of any series. A meeting may be called at any time by the trustee under the Indenture, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given in accordance with “Notices” below. Persons entitled to vote a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting of holders of debt securities of such series, except that in the absence of a quorum, if the meeting was called by the Company or the trustee, it may be adjourned for a period of not less than 10 days, and in the absence of a quorum at any such adjourned meeting, the meeting may be further adjourned for a period of not less than 10 days.

Except for any consent which must be given by the holder of each outstanding debt security affected thereby, as described above under “Modification of the Indenture”, and subject to the provisions described in the last sentence under this subheading, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. Any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting or an adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons. With respect to any consent, waiver or other action which the Indenture expressly provides may be given by the holders of a specified percentage of outstanding debt securities of all series affected thereby (acting as one class), only the principal amount of outstanding debt securities of any series represented at a meeting or an adjourned meeting duly reconvened at which a quorum is present as aforesaid and voting in favor of such action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected thereby favoring such action.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Company may from time to time maintain lines of credit, and have other customary banking relationships, with The Bank of New York Mellon Trust Company, N.A. (successor trustee to The First National Bank of Chicago), the trustee under the Indenture, or with its affiliates.

PLAN OF DISTRIBUTION

We may sell the debt securities in any of three ways: (i) through underwriters, (ii) through agents or (iii) directly to a limited number of institutional purchasers or to a single purchaser. The applicable prospectus supplement, will set forth the terms of the offering of the debt securities of such series, including the name or names of any underwriters, the purchase price and the proceeds we receive from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities of such series may be listed.

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell debt securities directly or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Each series of debt securities will be a new issue of securities with no established trading market. Any underwriters to whom we sell debt securities for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities.

LEGAL MATTERS

Cravath, Swaine & Moore LLP will issue an opinion concerning the validity of the offered debt securities for The Washington Post Company. Any underwriter, dealer or agent will be advised about other legal issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.